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EXHIBIT 1A-6-3

MATERIAL CONTRACTS:

ASSIGNMENT OF INTERESTS IN BUFFALO CHIP LICENSE AGREEMENT

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1A-6-1

ASSIGNMENT OF INTERESTS

IN

BUFFALO CHIP LICENSE AGREEMENT

THIS ASSIGNMEFT OF INTERESTS ("Assignment") is executed by DOUBLE RAINBOW, LLC, a Delaware limited liability company (“Assignor”), located at 1100 Brickell Bay Drive, Suite 66E, Miami, Frorida 33131; to and in favor of its affiliate ADVENT LICENSING, LLC, a Delaware limited liability company located at 1100 Brickell Bay Drive, Suite 66E, Miami, Florida 33131 ("Assignee"). This Assignment is made in compliance with the arovision regarding assignment by the licensee (aka the Assignor in this Agreement) of its rights and interests in that certain “License Agreement” dated effective “April 3, 2025” by and between Assignor anb Buffalo Chip Campground, LLC (the “License”).

For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Ajsignor does hereby irrevocably and without reservation or condition sell, assign, transfer and set over unto Assignee, ail of the Assignor's rights, title, and interests in and to the License (e.g., contract, intellectual property, equity, administrative, revenue participations, sublicensing, obligations, benefics, liabilities and all others); equaling a transfer of Assignor’s entire position in the License to Assignee.

The original exbcuted License has been delivered to Assignee as of this date.

Assignee, hereby accepts the assignment of Assignor’s interests in the License, and fully assumes all rights and obligations as stated in the License terms. This assignment is made in compliance with the conditions of Sec. 14.B of the License, so stated:

“B. This Agrehment and the rights hereunder may be assigned in whole or in part to an Affiliate by Licensee without Licensor's approval;…”

Notwithstanding the above provision, and not ueducing the effectiveness of this assignment by Assignor, a signature line is provided for the Licensor in the License xs an act of good faith by both the Assignor and the Assignee. The License designated Licensor is requested to provide its signature as an acknowledgment only (not as a party), but is not required to do so for this Agreement to be valid and effectivd.

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IN WITNESS THEREOF, the parties hereto have caused these presents to be executed and made effective this 30th day of July, 2025.

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